ENERGY TRANSFER REPORTS SECOND QUARTER 2024 RESULTS
Dallas – August 7, 2024 - Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended June 30, 2024.
Energy Transfer reported net income attributable to partners for the three months ended June 30, 2024 of $1.31 billion. For the three months ended June 30, 2024, net income per common unit (basic) was $0.35.
Adjusted EBITDA for the three months ended June 30, 2024 was $3.76 billion compared to $3.12 billion for the three months ended June 30, 2023. Adjusted EBITDA for the current quarter includes more than $80 million of transaction-related expenses incurred by the Partnership and Sunoco LP.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended June 30, 2024 was $2.04 billion compared to $1.55 billion for the three months ended June 30, 2023, an increase of $485 million.
Growth capital expenditures in the second quarter of 2024 were $549 million, while maintenance capital expenditures were $223 million.
Operational Highlights
•With the addition of new organic growth projects and acquisitions, volumes on Energy Transfer’s assets continued to increase during the second quarter of 2024.
•Crude oil transportation volumes were up 23%, setting a new Partnership record.
•Crude oil exports were up 11%.
•NGL fractionation volumes were up 11%.
•NGL exports were up approximately 3%, setting a new Partnership record.
•NGL transportation volumes were up 4%, setting a new Partnership record.
•NGL and refined products terminal volumes were up 4%, setting a new Partnership record.
•Refined products transportation volumes were up 9%.
•In June 2024, Energy Transfer began the relocation of a currently idle 200 MMcf/d cryogenic processing plant to the Delaware Basin. The Badger plant is expected to be in service in mid-2025.
•In July 2024, Energy Transfer placed a previously idle two million barrel butane well back into service at Mont Belvieu. This brings Energy Transfer’s total NGL storage capacity at Mont Belvieu to approximately 62 million barrels.
Strategic Highlights
•In July 2024, Energy Transfer completed the acquisition of WTG Midstream Holdings LLC (“WTG Midstream”). The acquired assets add approximately 6,000 miles of complementary gas gathering pipelines that extend Energy Transfer’s network in the Midland Basin. Also, as part of the transaction, the Partnership added eight gas processing plants with a total capacity of approximately 1.3 Bcf/d, and two additional processing plants under construction. Since closing the transaction, one of these 200 MMcf/d processing plants was placed into service.
•In July 2024, Energy Transfer and Sunoco LP announced the formation of a joint venture combining their respective crude oil and produced water gathering assets in the Permian Basin. Energy Transfer will serve as the operator of the joint venture and contribute its Permian crude oil and produced water gathering assets and operations to the joint venture.
•Energy Transfer recently approved the construction of its ninth fractionator at Mont Belvieu. Frac IX will have capacity of 165,000 Bbls/d and is expected to be in service in the fourth quarter of 2026.

Financial Highlights
•Energy Transfer now expects its full-year 2024 Adjusted EBITDA to range between $15.3 billion and $15.5 billion, compared to the previous range of between $15.0 billion and $15.3 billion. Energy Transfer’s updated Adjusted EBITDA estimate includes the impact of the WTG Midstream acquisition, which closed on July 15, 2024, and outperformance in the base business, even with over $100 million of transaction costs also included within the full-year guidance. With the addition of new growth projects, Energy Transfer now expects its 2024 growth capital expenditures to be approximately $3.1 billion, primarily due to the addition of growth capital related to WTG Midstream and quicker returning projects in our crude oil transportation and services segment related to the recent Crestwood acquisition.
•During the second quarter of 2024, Energy Transfer redeemed all of its outstanding Series A and Series E preferred units.
•In June 2024, Energy Transfer’s senior unsecured debt rating was upgraded by Moody’s Ratings to Baa2. This follows upgrades by Fitch and S&P to BBB in February 2024 and August 2023, respectively.
•In June 2024, the Partnership issued $1.00 billion aggregate principal amount of 5.25% Senior Notes due 2029, $1.25 billion aggregate principal amount of 5.60% Senior Notes due 2034, $1.25 billion aggregate principal amount of 6.05% Senior Notes due 2054 and $400 million aggregate principal amount of 7.125% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054.
•In July 2024, Energy Transfer announced a cash distribution of $0.32 per common unit ($1.28 annualized) for the quarter ended June 30, 2024, which is an increase of 3.2% compared to the second quarter of 2023.
•As of June 30, 2024, the Partnership’s revolving credit facility had no outstanding borrowings.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than one-third of the Partnership’s consolidated Adjusted EBITDA for the three months ended June 30, 2024. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time/4:30 p.m. Eastern Time on Wednesday, August 7, 2024 to discuss its second quarter 2024 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with more than 130,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 44 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and approximately 21% of the outstanding common units of Sunoco LP (NYSE: SUN), and the general partner interests and approximately 39% of the outstanding common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. SUN's midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements SUN's fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers, and transporters of natural gas and crude oil. USAC focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. For more information, visit the USAC website at www.usacompression.com.

Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets	$13,406	$12,433

Property, plant and equipment, net	91,888	85,351

Investments in unconsolidated affiliates	3,236	3,097
Non-current derivative assets	1	—
Lease right-of-use assets, net	854	826
Other non-current assets, net	1,842	1,733
Intangible assets, net	6,202	6,239
Goodwill	3,910	4,019
Total assets	$121,339	$113,698
LIABILITIES AND EQUITY
Current liabilities	$11,709	$11,277

Long-term debt, less current maturities	57,359	51,380
Non-current derivative liabilities	—	4
Non-current operating lease liabilities	750	778
Deferred income taxes	4,001	3,931
Other non-current liabilities	1,631	1,611

Commitments and contingencies
Redeemable noncontrolling interests	417	778

Equity:
Limited Partners:
Preferred Unitholders	3,852	6,459
Common Unitholders	30,414	30,197
General Partner	(2)	(2)
Accumulated other comprehensive income	48	28
Total partners’ capital	34,312	36,682
Noncontrolling interests	11,160	7,257
Total equity	45,472	43,939
Total liabilities and equity	$121,339	$113,698

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUES	$20,729	$18,320	$42,358	$37,315
COSTS AND EXPENSES:
Cost of products sold	15,609	14,092	32,206	28,702
Operating expenses	1,227	1,094	2,365	2,119
Depreciation, depletion and amortization	1,213	1,061	2,467	2,120
Selling, general and administrative	332	228	592	466
Impairment losses	50	10	50	11
Total costs and expenses	18,431	16,485	37,680	33,418
OPERATING INCOME	2,298	1,835	4,678	3,897
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(762)	(641)	(1,490)	(1,260)
Equity in earnings of unconsolidated affiliates	85	95	183	183
Loss on extinguishment of debt	(6)	—	(11)	—
Gain on interest rate derivatives	3	35	12	15
Gain on sale of Sunoco LP West Texas assets	598	—	598	—
Other, net	3	17	30	24
INCOME BEFORE INCOME TAX EXPENSE	2,219	1,341	4,000	2,859
Income tax expense	227	108	316	179
NET INCOME	1,992	1,233	3,684	2,680
Less: Net income attributable to noncontrolling interests	663	308	1,099	629
Less: Net income attributable to redeemable noncontrolling interests	15	14	31	27
NET INCOME ATTRIBUTABLE TO PARTNERS	1,314	911	2,554	2,024
General Partner’s interest in net income	1	1	2	2
Preferred Unitholders’ interest in net income	98	113	227	222
Loss on redemption of preferred units	33	—	54	—
Common Unitholders’ interest in net income	$1,182	$797	$2,271	$1,800
NET INCOME PER COMMON UNIT:
Basic	$0.35	$0.25	$0.67	$0.58
Diluted	$0.35	$0.25	$0.67	$0.57
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,370.6	3,126.9	3,369.6	3,111.3
Diluted	3,394.9	3,148.2	3,393.3	3,133.0

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(a):
Net income	$1,992	$1,233	$3,684	$2,680
Interest expense, net of interest capitalized	762	641	1,490	1,260
Impairment losses	50	10	50	11
Income tax expense	227	108	316	179
Depreciation, depletion and amortization	1,213	1,061	2,467	2,120
Non-cash compensation expense	30	27	76	64
Gain on interest rate derivatives	(3)	(35)	(12)	(15)
Unrealized (gain) loss on commodity risk management activities	(38)	(55)	103	75
Loss on extinguishment of debt	6	—	11	—
Inventory valuation adjustments (Sunoco LP)	32	57	(98)	28
Equity in earnings of unconsolidated affiliates	(85)	(95)	(183)	(183)
Adjusted EBITDA related to unconsolidated affiliates	170	171	341	332
Gain on sale of Sunoco LP West Texas assets	(598)	—	(598)	—
Other, net	2	(1)	(7)	4
Adjusted EBITDA (consolidated)	3,760	3,122	7,640	6,555
Adjusted EBITDA related to unconsolidated affiliates	(170)	(171)	(341)	(332)
Distributable cash flow from unconsolidated affiliates	121	115	246	233
Interest expense, net of interest capitalized	(762)	(641)	(1,490)	(1,260)
Preferred unitholders’ distributions	(100)	(127)	(218)	(247)
Current income tax expense	(239)	(26)	(261)	(44)
Transaction-related income taxes (b)	199	—	199	—
Maintenance capital expenditures	(258)	(237)	(393)	(399)
Other, net	19	5	56	10
Distributable Cash Flow (consolidated)	2,570	2,040	5,438	4,516
Distributable Cash Flow attributable to Sunoco LP (100%)	(186)	(173)	(357)	(333)
Distributions from Sunoco LP	61	44	122	87
Distributable Cash Flow attributable to USAC (100%)	(85)	(67)	(172)	(130)
Distributions from USAC	24	24	48	48
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly owned consolidated subsidiaries	(346)	(324)	(688)	(638)
Distributable Cash Flow attributable to the partners of Energy Transfer	2,038	1,544	4,391	3,550
Transaction-related adjustments	1	10	4	12
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$2,039	$1,554	$4,395	$3,562
Distributions to partners:
Limited Partners	$1,095	$974	$2,165	1,940
General Partner	1	1	2	2
Total distributions to be paid to partners	$1,096	$975	$2,167	$1,942
Common Units outstanding – end of period	3,371.4	3,143.2	3,371.4	3,143.2

(a)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP, such as operating income, net income and cash flows from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investees’ distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
(b)For the three and six months ended June 30, 2024, the amount reflected for transaction-related income taxes reflects current income tax expense recognized by Sunoco LP in connection with its April 2024 sale of convenience stores in West Texas, New Mexico and Oklahoma.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended June 30,
	2024	2023
Segment Adjusted EBITDA:
Intrastate transportation and storage	$328	$216
Interstate transportation and storage	392	441
Midstream	693	579
NGL and refined products transportation and services	1,070	837
Crude oil transportation and services	801	674
Investment in Sunoco LP	320	250
Investment in USAC	144	125
All other	12	—
Adjusted EBITDA (consolidated)	$3,760	$3,122
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.

Intrastate Transportation and Storage

	Three Months Ended June 30,
	2024	2023
Natural gas transported (BBtu/d)	13,143	15,207
Withdrawals from storage natural gas inventory (BBtu)	—	2,400
Revenues	$637	$807
Cost of products sold	205	470
Segment margin	432	337
Unrealized gains on commodity risk management activities	(29)	(44)
Operating expenses, excluding non-cash compensation expense	(66)	(74)
Selling, general and administrative expenses, excluding non-cash compensation expense	(14)	(11)
Adjusted EBITDA related to unconsolidated affiliates	5	7
Other	—	1
Segment Adjusted EBITDA	$328	$216
Transported volumes decreased primarily due to decreased transportation on our Texas assets and decreased production from our Haynesville assets.
Segment Adjusted EBITDA. For the three months ended June 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment increased due to the net impact of the following:
•an increase of $77 million in realized natural gas sales and other primarily due to higher pipeline optimization from physical sales;
•an increase of $26 million in storage margin primarily due to the timing of both physical and financial gains;
•an increase of $13 million in transportation fees primarily due to the recovery of certain disputed fees earned in a prior period on our Texas system; and
•a decrease of $8 million in operating expenses primarily due to a change related to fuel consumption that is offset in cost of products sold in 2024.
Interstate Transportation and Storage

	Three Months Ended June 30,
	2024	2023
Natural gas transported (BBtu/d)	16,337	16,224
Natural gas sold (BBtu/d)	20	18
Revenues	$519	$550
Cost of products sold	2	1
Segment margin	517	549
Operating expenses, excluding non-cash compensation, amortization, accretion and other non-cash expenses	(210)	(203)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(32)	(28)
Adjusted EBITDA related to unconsolidated affiliates	118	124
Other	(1)	(1)
Segment Adjusted EBITDA	$392	$441
Transported volumes increased primarily due to more capacity sold and higher utilization on our Trunkline, Panhandle and Gulf Run systems due to increased demand.

Segment Adjusted EBITDA. For the three months ended June 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net impact of the following:
•a decrease of $32 million in segment margin primarily due to a $22 million decrease for shipper refunds related to our Panhandle rate case (this includes a negative $35 million impact to the second quarter of 2024, as compared to a negative $13 million impact to the second quarter of 2023), a $10 million decrease in operational gas sales resulting from lower prices and a $3 million decrease in parking revenue. These decreases were partially offset by a $3 million increase in transportation revenue from several of our interstate pipeline systems due to higher contracted volumes at higher rates;
•an increase of $7 million in operating expenses primarily due to a $12 million increase in maintenance project costs, partially offset by a $2 million decrease in ad valorem taxes and a $2 million decrease in electricity costs;
•an increase of $4 million in selling, general and administrative expenses primarily due to a $2 million increase in allocated costs, a $1 million increase in professional fees and a $1 million increase in employee-related costs; and
•a decrease of $6 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to a decrease from our Midcontinent Express Pipeline joint venture as a result of lower revenue due to capacity sold at lower rates.
Midstream

	Three Months Ended June 30,
	2024	2023
Gathered volumes (BBtu/d)	19,437	19,847
NGLs produced (MBbls/d)	955	863
Equity NGLs (MBbls/d)	56	42
Revenues	$2,507	$2,468
Cost of products sold	1,457	1,535
Segment margin	1,050	933
Operating expenses, excluding non-cash compensation expense	(321)	(308)
Selling, general and administrative expenses, excluding non-cash compensation expense	(43)	(52)
Adjusted EBITDA related to unconsolidated affiliates	6	4
Other	1	2
Segment Adjusted EBITDA	$693	$579
Gathered volumes decreased primarily due to lower volumes in the Ark-La-Tex, Midcontinent/Panhandle and Northeast regions, partially offset by higher Permian volumes and newly acquired assets. NGL production increased primarily due to higher processed volumes.
Segment Adjusted EBITDA. For the three months ended June 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impact of the following:
•an increase of $121 million primarily due to recently acquired assets and higher volumes in the Permian region;
•a decrease of $9 million in selling, general and administrative expenses primarily due to one-time expenses in the prior period; and
•an increase of $2 million in Adjusted EBITDA related to unconsolidated affiliates due to recently acquired assets; partially offset by
•an increase of $13 million in operating expenses primarily due to a $25 million increase from recently acquired assets and assets placed in service, partially offset by a $12 million decrease related to environmental reserves; and
•a decrease of $3 million due to lower natural gas prices of $31 million, partially offset by higher NGL prices of $28 million.

NGL and Refined Products Transportation and Services

	Three Months Ended June 30,
	2024	2023
NGL transportation volumes (MBbls/d)	2,235	2,155
Refined products transportation volumes (MBbls/d)	602	554
NGL and refined products terminal volumes (MBbls/d)	1,506	1,453
NGL fractionation volumes (MBbls/d)	1,093	989
Revenues	$5,795	$5,001
Cost of products sold	4,512	3,929
Segment margin	1,283	1,072
Unrealized (gains) losses on commodity risk management activities	20	(19)
Operating expenses, excluding non-cash compensation expense	(232)	(211)
Selling, general and administrative expenses, excluding non-cash compensation expense	(34)	(35)
Adjusted EBITDA related to unconsolidated affiliates	33	30
Segment Adjusted EBITDA	$1,070	$837
NGL transportation volumes increased primarily due to higher volumes from the Permian region, on our Mariner East pipeline system and on our Gulf Coast export pipelines.
The increase in transportation volumes and the commissioning of our eighth fractionator in August 2023 also led to higher fractionated volumes at our Mont Belvieu NGL Complex.
Segment Adjusted EBITDA. For the three months ended June 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impact of the following:
•an increase of $107 million in marketing margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to higher gains from the optimization of hedged NGL and refined product inventories. This increase also included a $6 million increase in intrasegment margin which was fully offset within our transportation margin;
•an increase of $77 million in transportation margin primarily due to higher throughput and contractual rate escalations of $33 million on our Texas y-grade pipeline system, $22 million on our Mariner East pipeline system, $13 million on our Mariner West pipeline and $11 million on our refined product pipelines, as well as a $6 million increase from higher exported volumes feeding into our Nederland Terminal. These increases were partially offset by intrasegment charges of $6 million and $2 million which were fully offset within our marketing and fractionators margin, respectively;
•an increase of $46 million in fractionators and refinery services margin primarily due to a $40 million increase resulting from higher throughput as our eighth fractionator was placed in service in August of 2023, a $3 million increase from our refinery services business and a $2 million intrasegment charge which was fully offset in our transportation margin;
•an increase of $20 million in terminal services margin primarily due to a $12 million increase from our Marcus Hook Terminal due to higher throughput and contractual rate escalations, a $5 million increase from higher export volumes loaded at our Nederland Terminal and a $3 million increase due to higher throughput and storage at our refined product terminals; and
•an increase of $3 million in Adjusted EBITDA related to unconsolidated affiliates; partially offset by
•an increase of $21 million in operating expenses primarily due to a $9 million increase in gas and power utility costs, a $7 million increase resulting from the timing of project related expenses and a $5 million increase in employee costs.

Crude Oil Transportation and Services

	Three Months Ended June 30,
	2024	2023
Crude oil transportation volumes (MBbls/d)	6,490	5,294
Crude oil terminal volumes (MBbls/d)	3,291	3,520
Revenues	$7,372	$5,953
Cost of products sold	6,309	5,092
Segment margin	1,063	861
Unrealized (gains) losses on commodity risk management activities	(19)	10
Operating expenses, excluding non-cash compensation expense	(216)	(172)
Selling, general and administrative expenses, excluding non-cash compensation expense	(36)	(30)
Adjusted EBITDA related to unconsolidated affiliates	7	5
Other	2	—
Segment Adjusted EBITDA	$801	$674
Crude oil transportation volumes were higher due to continued growth on our gathering systems and contributions from recently acquired assets. Crude terminal volumes were lower due to lower refinery-driven throughput at our Gulf Coast terminals, partially offset by higher export volumes.
Segment Adjusted EBITDA. For the three months ended June 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased primarily due to the net impact of the following:
•an increase of $173 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $124 million increase from recently acquired assets and a $61 million increase in transportation revenue on existing pipeline assets, partially offset by a $5 million decrease from lower throughput at our Gulf Coast terminals and an $8 million decrease from our crude oil acquisition and marketing business; partially offset by
•an increase of $44 million in operating expenses primarily due to a $25 million increase from recently acquired assets, a $10 million increase in maintenance project costs and a $7 million increase in utilities; and
•an increase of $6 million in selling, general and administrative expenses primarily due to recently acquired assets.

Investment in Sunoco LP

	Three Months Ended June 30,
	2024	2023
Revenues	$6,173	$5,745
Cost of products sold	5,609	5,431
Segment margin	564	314
Unrealized (gains) losses on commodity risk management activities	(6)	1
Operating expenses, excluding non-cash compensation expense	(149)	(103)
Selling, general and administrative expenses, excluding non-cash compensation expense	(132)	(30)
Adjusted EBITDA related to unconsolidated affiliates	3	3
Inventory fair value adjustments	32	57
Other, net	8	8
Segment Adjusted EBITDA	$320	$250
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended June 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased primarily due to the net impact of the following:
•an increase in segment margin (excluding unrealized gains and losses on commodity risk management activities and inventory valuation adjustments) of $218 million primarily related to the acquisitions of NuStar and Zenith European terminals; partially offset by
•a $46 million increase in operating expenses and a $102 million increase in selling, general and administrative expenses primarily related to the acquisitions of NuStar and Zenith European terminals, including $80 million in transaction-related expenses.
Investment in USAC

	Three Months Ended June 30,
	2024	2023
Revenues	$236	$207
Cost of products sold	36	35
Segment margin	200	172
Operating expenses, excluding non-cash compensation expense	(43)	(36)
Selling, general and administrative expenses, excluding non-cash compensation expense	(14)	(11)
Other	1	—
Segment Adjusted EBITDA	$144	$125
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended June 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased primarily due to the net impact of the following:
•an increase of $28 million in segment margin primarily due to higher revenue-generating horsepower as a result of increased demand for compression services, higher market-based rates on newly deployed and redeployed compression units and higher average rates on existing customer contracts; partially offset by
•an increase of $7 million in operating expenses primarily due to higher employee costs associated with increased revenue-generating horsepower.

All Other

	Three Months Ended June 30,
	2024	2023
Revenues	$296	$399
Cost of products sold	287	395
Segment margin	9	4
Unrealized gains on commodity risk management activities	(4)	(3)
Operating expenses, excluding non-cash compensation expense	(3)	(4)
Selling, general and administrative expenses, excluding non-cash compensation expense	(8)	(11)
Adjusted EBITDA related to unconsolidated affiliates	1	1
Other and eliminations	17	13
Segment Adjusted EBITDA	$12	$—
For the three months ended June 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased primarily due to the net impact of the following:
•an increase of $12 million due to lower merger and acquisition related expenses; and
•an increase of $10 million in our natural gas marketing business due to higher gains from gas trading and storage positions; partially offset by
•a decrease of $4 million from our power trading business;
•a decrease of $3 million from our compressor business; and
•a decrease of $3 million from our natural resources business.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The table below provides information on our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at June 30, 2024	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$4,971	April 11, 2027

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended June 30,
	2024	2023
Equity in earnings of unconsolidated affiliates:
Citrus	$27	$37
MEP	14	22
White Cliffs	4	2
Explorer	9	9
Other	31	25
Total equity in earnings of unconsolidated affiliates	$85	$95

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$82	$85
MEP	22	30
White Cliffs	8	6
Explorer	14	13
Other	44	37
Total Adjusted EBITDA related to unconsolidated affiliates	$170	$171

Distributions received from unconsolidated affiliates:
Citrus	$61	$22
MEP	24	31
White Cliffs	10	6
Explorer	10	11
Other	40	22
Total distributions received from unconsolidated affiliates	$145	$92

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly owned subsidiaries that are publicly traded.

	Three Months Ended June 30,
	2024	2023
Adjusted EBITDA of non-wholly owned subsidiaries (100%) (a)	$677	$640
Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries (b)	329	307

Distributable Cash Flow of non-wholly owned subsidiaries (100%) (c)	$655	$609
Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries (d)	309	285
Below is our ownership percentage of certain non-wholly owned subsidiaries:

Non-wholly owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various
(a)Adjusted EBITDA of non-wholly owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of Energy Transfer.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.